Exhibit 3.1

ARTICLES OF INCORPORATION
OF
UNITED CONSULTING CORPORATION

KNOW ALL BY THESE PRESENTS:

That the undersigned does hereby associate themselves, desiring to be incorporated as a corporation in accordance with the laws of the State of Nevada and hereby certify and adopt the following Articles of Incorporation, the terms whereof have been agreed upon to be equally obligatory upon the party signing this instrument and all others who may from time to time hereinafter become members of this corporation and who may hold stock therein.

ARTICLE I

The name of the corporation is:

UNITED CONSULTING CORPORATION

ARTICLE II

The name and address of the resident agent of the corporation is:

NEVADA CORPORATE CENTER
2705 Old Highway 40/Box 1450
Verdi, Nevada 89439

Principal and branch offices may hereinafter be established at such place or places, either within or without the State of Nevada as may from time to time be determined by the Board of Directors.

ARTICLE III

The nature and purpose of this business shall be to conduct any lawful activity as governed by the laws of the State of Nevada.

ARTICLE IV

The authorized capital stock of this corporation is 20,000,000 shares of common stock with full voting rights and with a par value of $.001.

The Board of Directors is authorized to increase its capital stock by amendment to these Articles. In the case of any authorization to increase the capital stock of the corporation, except where such authorization be for the purposes of a stock dividend that may hereinafter be declared, the new shares of stock authorized shall be offered by subscription to the holders of record of all shares of stock held by them respectively, subject to such regulation and adjustment as the Board of Directors may from time to time determine with a view to avoid the issuance of fractional shares. If the resolution of the Board of Directors authorizing the issuance of new shares shall so provide, or if the shares of offered for subscription rights to the stockholders as aforesaid, and at the expiration of any subscription rights, any new shares authorized have not been subscribed, then and in either event, the authorized and unissued shares may be issued and sold from time to time for such price, and to such persons and on such terms as the Board of Directors may determine.

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The capital stock of the corporation shall not be subject to assessment.

ARTICLE V

Members of the governing Board shall be known and styled as “Directors” and the number thereof shall be one (1), and may be increased or decreased from time to time pursuant to the By-Laws.

The name and address of the first Board of Directors is as follows:

Garrett Sutton
2705 Old Highway 40/Box 1490
Verdi, Nevada 89439

The officers of the corporation shall be a President, Vice President, Secretary, and Treasurer. The corporation may have such additional officers as may be determined from time to time in accordance with the By-Laws. The officers shall have the powers, perform the duties, and be appointed as may be determined in accordance with the By-Laws and laws of the State of Nevada. Any person may hold two (2) or more offices in said corporation.

ARTICLE VI

The corporation shall have perpetual succession by its corporate name and shall have all the powers herein enumerated or implied herefrom and the powers now provided or which may hereinafter be provided by law for corporations in the State of Nevada.

ARTICLE VII

No stockholder shall be liable for the debts of the corporation beyond the amount which may be due or unpaid upon any share or shares of stock of said corporation owned by that person.

The capital stock of this corporation shall be nonassessable and shall not be subject to assessment to pay the debts of the corporation.

ARTICLE VIII

The Directors shall have the powers to made and alter the By-Laws of the corporation. By-Laws made by the Board of Directors under the powers so conferred may be altered, amended, or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

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ARTICLE IX

The corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.751 or any other law then in effect or as it may hereafter be amended.

The corporation shall indemnify each present and future director, officer, employee or agent of the corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including but not limited to attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding if and only if the director or officer undertakes to repay said expenses to the corporation if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification and advancement of expenses may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omission involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

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ARTICLE X

The name and address of the incorporator of this corporation is:

Garrett Sutton
2705 Old Highway 40/Box 1490
Verdi, Nevada 89439

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation of UNITED CONSULTING CORPORATION.

/s/ Garrett Sutton
____________________________
GARRETT SUTTON

STATE OF NEVADA  )
                ) ss.
COUNTY OF WASHOE      )

On this 26th day of June, 1996 before me, a Notary Public in and for said County and State, personally appeared Garrett Sutton, known to me to be the person whose names is subscribed to the foregoing instrument, and he duly acknowledged to me that he executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in said County and State the day and year in this Certificate first above written.

/s/ Cameron E. Trevey
_____________________________
NOTARY PUBLIC in and for said
County and State
CAMERON E. TREVEY
Notary Public - State of Nevada
Appointment Recorded in Washoe County
MY APPOINTMENT EXPIRES OCT. 17, 1998

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